CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be Registered (1)	Proposed maximum offering price per unit (2)	Proposed maximum aggregate offering price	Amount of registration fees (3)
Common Stock, $1.00 par value per share	151,579	$48.09	$7,289,434.11	$847.03

(1)	The securities registered herein are offered pursuant to an automatic shelf registration statement.
(2)	Estimated pursuant to Rule 457(c) under the Securities Act of 1933, as amended. The offering price and registration fee are based on the average of the high and low price for our common stock on April 30, 2015, as reported on the New York Stock Exchange.
(3)	The registration fee has been transmitted to the SEC in connection with the offering of common stock pursuant to the registration statement No. 333-192437 by means of this prospectus supplement in accordance with Rule 457(r).

Filed Pursuant to Rules 424(b)(7) and 424(c)

Registration Number: 333-192437

PROSPECTUS SUPPLEMENT

(to prospectus dated November 20, 2013)

SHARES OF COMMON STOCK

The information in this document supplements the information set forth in the prospectus dated November 20, 2013 relating to the registration of our common stock under our Registration Statement on Form S-3 (SEC Registration No. 333-192437). We incorporate this prospectus supplement by reference into the prospectus.

This prospectus supplement relates to 151,579 shares of our common stock issued by us to one of our subsidiaries in a transaction not requiring registration under the Securities Act of 1933, as amended. Such shares were used as partial consideration to acquire all of the insurance brokerage, employee benefits and human resources consulting business, as applicable, of the persons named under the heading “Selling Stockholders.”

This prospectus supplement and the related prospectus may be used to resell shares of our common stock only by the stockholders named under the heading “Selling Stockholders.” You should read this supplement together with the prospectus.

We are not offering or selling any securities pursuant to this prospectus supplement. We will not receive any of the proceeds from the sale of these shares by the selling stockholders.

Our common stock is traded on the New York Stock Exchange under the symbol “AJG”. Investing in our common stock involves a high degree of risk. See “Risk Factors” on page 2 of the prospectus dated November 20, 2013 and those risk factors contained in the documents we incorporate by reference into such prospectus, to learn about factors you should consider before buying shares of our common stock.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES

COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF

THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY

IS A CRIMINAL OFFENSE.

This prospectus supplement is dated May 1, 2015.

SELLING STOCKHOLDERS

The table below sets forth, for the selling stockholders named herein, to the extent known by us, the number of shares of our common stock beneficially owned, the number of shares of common stock offered hereby and the number of shares and percentage of outstanding common stock to be owned after the completion of this offering.

None of the selling stockholders named herein has held any position or office or had any other material relationship with us or any of our predecessors or affiliates within the past three years other than in connection with our arms-length purchase of their business and as a result of their ownership of our securities.

All information contained in the table below is based upon information provided to us by the selling stockholders, and we have not independently verified this information. The selling stockholders may at any time trade all or some of their shares of our common stock without providing notice to us. Therefore, the table set forth below and comparable tables set forth in previous supplements may not reflect the number of shares of our common stock held by the selling stockholders listed below as of the date of this supplement.

The percentage of shares beneficially owned is based on 167,950,844 shares of our common stock issued and outstanding as of April 30, 2015.

Name of Selling Stockholder	Number of Shares Beneficially Owned Prior to the Completion of the Offering	Number of Shares Registered for Sale Hereby	Shares Owned After the Completion of the Offering
			Number	Percent
Vital Benefits Incorporated	117,604	117,604	0	*
Elizabeth Wright	11,325	11,325	0	*
Bob Levasseur	11,325	11,325	0	*
Larry Moate	11,325	11,325	0	*

*	Less than 1%

VALIDITY OF THE SECURITIES

The validity of the shares of common stock offered hereby has been passed upon for us by Seth Diehl, Esq., Senior Counsel, Corporate & Securities of our Company.

Estimated Expenses of Issuance and Distribution

Securities and Exchange Commission filing fee	847
Accounting fees and expenses	0
Legal fees and expenses	0
Printing fees	400
Miscellaneous	0
Total expenses	1,247

All of the above fees and expenses will be paid by us. Other than the SEC filing fee, all fees and expenses are estimated.